Pricing Supplement No. 011                     Filed pursuant to Rule 424(b)(3)
Dated: February 28, 1997                       Registration No. 333-14727
(To Prospectus dated November 7, 1996 as supplemented by a Prospectus Supplement dated February 26, 1997)

                       PUBLIC SERVICE COMPANY OF COLORADO

                       SECURED MEDIUM-TERM NOTES, SERIES B
                (being a series of First Collateral Trust Bonds)


Principal amount ($): 100,000,000     Form:  Book-Entry __X__Certificated __
Original Issue Date:  March 5, 1997   Redeemable at Company Option:
Stated Maturity: March 5, 2007              ____Yes      __X__No
Interest Rate (%): 7.11                 Initial Redemption Date: N/A
Default Rate (%): None                  Initial Redemption Percentage: N/A
Issue Price (%): 100                    Annual Redemption Percentage
Commission (%): .625                        Reduction: N/A
Net proceeds ($): 99,375,000          Optional Repayment Dates: N/A

            Redemption prices (if redeemable): The redemption price (if any) for the Notes offered hereby will initially be the Initial Redemption Percentage multiplied by the unpaid principal amount to be redeemed of each Note. The Initial Redemption Percentage shall decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction until the redemption price is 100% of the principal amount to be redeemed.

            Additional terms: None


Agent acting in the capacity as indicated below:
      ____ Agent          __X__    Principal

If as principal:
      _____The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      __X__The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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